Exhibit 5.1
[Goodwin Procter Letterhead]
April 14, 2010
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
     Re: Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     Reference is made to our opinion letter dated February 12, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on February 12, 2010 by Medical Properties Trust, Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on February 12, 2010. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed on April 15, 2010 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 29,900,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 3,900,000 shares of common stock. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K which is incorporated by reference into the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP